Exhibit 5.1

To QIAGEN N.V.

Spoorstraat 50

5911 KJ VENLO

The Netherlands

Date 22 September 2009	J.J.J. Schutte
Advocaat
Our ref. M6813161/3/20451539/emr	E joost.schutte@debrauw.com

Dear Sirs,

QIAGEN N.V.

SEC Registration

of common shares

in the share capital of QIAGEN N.V.

1	Introduction

I have acted on behalf of De Brauw Blackstone Westbroek N.V. as Dutch legal adviser (advocaat) to QIAGEN N.V., with corporate seat in Venlo, (the “Company”) in connection with the filing of a registration statement (the “Registration”) on Form F-3 with the United States Securities and Exchange Commission (the “SEC”) on 22 September 2009 (the “Registration Statement”) by the Company, relating to the registration of an indeterminate amount of common shares, having a nominal value of EUR 0.01, in the Company’s share capital (“Shares”).

2	Dutch Law

This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, Dutch law.

De Brauw Blackstone Westbroek N.V., The Hague, is registered with the trade register in the Netherlands under no. 27171912.

All services and other work are carried out under an agreement of instruction ("overeenkomst van opdracht") with De Brauw Blackstone Westbroek N.V. The agreement is subject to the General Conditions, which have been filed with the register of the District Court in The Hague and contain a limitation of liability. Client account notaries ING Bank no. 69.32.13.876.

3	Scope of Inquiry; definitions

For the purpose of this opinion, I have examined the following documents:

3.1	A print of an e-mailed copy received by me on today’s date of the Registration Statement (excluding the documents incorporated in the registration statement by reference and any annexes to it).

3.2	A photocopy of a notarial copy of the Company’s deed of incorporation, its articles of association as amended on 14 July 2005, its articles of association as amended on 11 October 2007 and its articles of association as most recently amended on 2 July 2008 according to the trade register extract referred to in paragraph 3.3, both as filed with the chamber of commerce and industry for Limburg (the “Chamber of Commerce”).

3.3	A faxed copy of a trade register extract regarding the Company provided by the Chamber of Commerce and dated 21 September 2009.

In addition, I have obtained the following confirmation given by telephone on the date of this opinion:

3.4	Confirmation from the Chamber of Commerce that the trade register extract referred to in this paragraph 3 is up to date.

3.5	Confirmation from the office of the bankruptcy division (faillissementsgriffie) of the Roermond district court that the Company is not registered as having been declared bankrupt or granted suspension of payments.

I have not examined any document, and do not express an opinion on any document or any reference to it, other than the documents listed in this paragraph 3. My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	The Registration Statement will have been filed with the SEC in the form referred to in paragraph 3.

4.3	The issue by the Company of the Shares will have been validly authorised in accordance with the Company’s articles of association at the time of authorisation.

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4.4	Any pre-emptive rights in respect of the issue of the Shares will have been validly excluded in accordance with the Company’s articles of association at the time of exclusion.

4.5	The nominal amount of the Shares and any agreed share premium will have been validly paid.

4.6	The Company’s authorised share capital (maatschappelijk kapitaal) at the time of issue will be sufficient to allow for the issue of the Shares.

4.7	The Shares will have been (i) issued in the form and manner prescribed by the Company’s articles of association at the time of issue, and otherwise offered, issued and accepted by their subscribers in accordance with applicable laws (including, for the avoidance of doubt, Dutch law).

5	Opinion

Based on the documents and confirmation referred to and the assumptions in paragraphs 3 and 4 and subject to the qualifications in paragraph 6 and to any matters not disclosed to me, I am of the following opinion:

5.1	When issued, the Shares will have been validly issued in accordance with Dutch law, fully paid and nonassessable.

6	Qualifications

This opinion is subject to the following qualifications:

6.1	“Nonassessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “nonassessable” referred to in paragraph 5, means that under Dutch law the Company has no right to require the holder of any Share to pay it any additional amount as a result of its share ownership.

6.2	The trade register extract referred to in paragraph 3 does not provide conclusive evidence that the facts set out in it are correct. However, under the 2007 Trade Register Act (Handelsregisterwet 2007), subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it.

6.3	The confirmation from the office of the bankruptcy division referred to in paragraph 3 does not provide conclusive evidence that the Company has not been declared bankrupt or granted suspension of payments.

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7	Reliance

This opinion is solely for the purpose of the Registration. It is not to be transmitted to anyone nor is it to be relied upon for any other purpose or quoted or referred to in any public document or filed with anyone without my written consent except that (i) it may be filed with the SEC as an exhibit to the Registration Statement and (ii) it may be referred to under the caption “Legal Matters” in the prospectus included in the Registration Statement (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended).

Yours faithfully,

/s/ Joost J.J. Schutte for De Brauw Blackstone Westbroek N.V.

Joost J.J. Schutte for De Brauw Blackstone Westbroek N.V.

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